Reading International Announces 2nd Quarter 2012 Results

Revenue from operations for the 2012 Six Months at $125.8 million, up 3.6% over 2011
Operating Income for the 2012 Six Months at $10.6 million, up 14.4% over 2011

Los Angeles, California, - (BUSINESS WIRE) – August 10, 2012 – Reading International, Inc. (NASDAQ: RDI) announced today results for its quarter ended June 30, 2012.

2012 Highlights

•	our revenue for the 2012 Six Months was $125.8 million compared to $121.4 million in the 2011 Six Months, an increase of $4.4 million or 3.6%, driven primarily by a $5.1 million increase in the U.S.;

•
our operating income for the 2012 Six Months was $10.6 million compared to $9.3 million in the 2011 Six Months, an increase of $1.3 million or 14.4%, driven primarily by a $1.3 million increase in operating income in the U.S.;

•
on January 10, 2012, Shadow View Land and Farming, LLC, a limited liability company owned by our Company with a 50% noncontrolling interest shareholder, acquired a 202-acre property, zoned for the development of up to 843 single-family residential units, located in the City of Coachella, California for $5.5 million; and

•
on June 28, 2012, Sutton Hill Properties LLC (“SHP”), one of our consolidated subsidiaries, paid off its Eurohypo AG, New York Branch loan with a new $15.0 million term loan (the “Sovereign Bank Loan”) from Sovereign Bank, N.A.

Second Quarter 2012 Discussion

Revenue from operations decreased from $67.2 million in the 2011 Quarter to $63.1 million in the same Quarter in 2012, a $4.0 million or a 6.0% decrease.
The cinema segment revenue decrease of $4.2 million or 6.8% was comprised of an increase in revenue in New Zealand of $484,000, offset by decreases of $1.3 million in the U.S. and $3.4 million in Australia.  The 2012 Quarter decrease was primarily due to a decrease in U.S. and Australian box office attendance totalling 173,000 and a decrease in the average ticket price of $0.27 and $0.42, respectively, related to the available  film product in 2012 compared to the same period in 2011.  This was exacerbated by the temporary closure of our Townsville cinema in Australia due to the renovation of the cinema during the quarter.  This resulted in a decrease in box office revenue of $4.0 million and a decrease in concessions and other revenue of $724,000.  The decrease in U.S. revenue was partially offset by new revenue from our CalOaks cinema that was acquired in August 2011.  Our New Zealand admissions increased by 68,000 resulting in an increase in box office revenue of $227,000 and an increase in concessions and other revenue of $257,000 primarily as a result of the reopening of our Palms cinema in early January 2012.  Both the Australian and New Zealand results were affected by a decrease in the value of the Australian and New Zealand dollars compared to the U.S. dollar.
The top three grossing films for the 2012 Quarter in our  worldwide cinema circuit were “The Avengers,” “Men in Black 3,” and “The Hunger Games.”  These three films accounted for approximately 29.3% of our cinema box office revenue.
Additionally, our 2012 quarterly real estate segment revenue increased by $218,000 compared to the same period last year.  The increase in revenue was primarily related to an increase in our live theater revenue of $279,000 coupled with higher occupancy and rents associated with our Australian and New Zealand retail properties in 2012 compared to the same period in 2011.  Both the Australian and New Zealand results were also affected by a decrease in the value of the Australian and New Zealand dollars compared to the U.S. dollar in 2012 compared to the same period in 2011.

As a percentage of revenue, operating expense was 77.8% of revenue in the 2012 Quarter compared to 75.7% in the 2011 Quarter, primarily driven by the decrease in admissions which increased our labor per admit costs and from our fixed rent costs relative to the aforementioned decrease in revenue.

Depreciation expense decreased for the 2012 Quarter by $285,000 or 6.6% compared to the same period in 2011 due to certain Australian cinema assets coming to the end of their depreciable lives in 2011.

General and administrative expense decreased by $430,000 or 9.0% in the 2012 Quarter compared to the 2011 Quarter, primarily related to the one-time additional labor costs incurred during 2011, associated with the transfer of our accounting functions from the U.S. and Australia to New Zealand.

Driven by the above factors, our operating income for the 2012 Quarter decreased by $1.6 million to $5.7 million compared to $7.3 million in the same quarter last year.

Net interest expense increased by $277,000 for the 2012 Quarter compared to the 2011 Quarter.  The increase in interest expense during the 2012 Quarter was primarily due to a larger increase in the fair value of our interest rate swaps in 2012 than that noted for the same period in 2011 offset in part by a decrease in interest rates specifically from our Trust Preferred Securities.  Effective May 1, 2012, the interest rate changed from a fixed rate of 9.22%, which was in effect for the past five years, to a variable rate of 3 month LIBOR plus 4.00%, which will reset each quarter through the end of the loan.

For the 2012 Quarter, we recorded other income of $467,000, which consisted primarily of $399,000 in our equity earnings from unconsolidated entities, realized gains on foreign currency, and the sale of certain railroad related assets. For the 2011 Quarter, we recorded other income of $360,000, which consisted primarily of $269,000 in our equity earnings from unconsolidated entities, a gain on the sale of marketable securities, and a change in certain long-term liabilities.

For the 2012 Quarter, our income tax expense was $259,000 compared to an income tax benefit of $13.8 million for the 2011 Quarter.  The year over year change was primarily due to a one-time tax provision adjustment of $14.4 million caused by a reduction in the tax valuation allowance related to our Australian operations.

For the 2011 Quarter, we recorded a gain of $1.7 million on the sale of a discontinued operation for our Elsternwick Cinema to our partner for an total sale price of $1.9 million that is included in our income from discontinued operations.

As a result of the above, we reported a net income of $239,000 for the 2012 Quarter compared to a net income of $17.4 million in the 2011 Quarter, driven primarily by the one-time tax provision adjustment of $14.4 million and the $1.7 million sale of our Elsternwick Cinema in the 2011 Quarter.

Our EBITDA(1) at $10.2 million for the 2012 Quarter was $3.2 million lower than the EBITDA for the 2011 Quarter of $13.4 million, driven primarily by the $1.6 million decrease in operating income in the 2012 Quarter compared to the 2011 Quarter and the sale of our Elsternwick Cinema in 2011.

Our adjusted EBITDA(1) for the 2011 Quarter was $11.7 million after excluding:

•	the $1.7 million gain on sale of assets of our Elsternwick Cinema;

This resulted in a decrease of $1.5 million in adjusted EBITDA(1) or 12.9%, from the 2011 Quarter to the 2012 Quarter.

First Half 2012 Summary

Revenue from operations increased from $121.4 million in 2011 to $125.8 million in 2012, a $4.4 million or a 3.6% increase.
The cinema segment revenue increase of $3.7 million was driven by an increase in U.S. and New Zealand box office attendance of 442,000 and 62,000, respectively.  The uplift in box office admissions in the U.S. was primarily from the improved film product noted in the first quarter of 2012 and from the acquisition of our CalOaks cinema in August 2011 while the increase in New Zealand was primarily as a result of the reopening of our Palms cinema in early January 2012.  These changes resulted in an increase in box office revenue of $3.3 million and an increase in concessions and other revenue of $2.4 million.  Our New Zealand revenue was also impacted by an increase in the value of the New Zealand dollar compared to the U.S. dollar for the 2012 Six Months compared to the same period in 2011.  Our Australian cinema revenue decreased by $2.0 million primarily relating to a 64,000 decrease in admissions coupled with a $0.44 decrease in the average ticket price.  This was exacerbated by the closure of our Townsville cinema in Australia due to the renovation of the cinema during the quarter.  As noted below, there was only a nominal change in the Australian dollar compared to the U.S. dollar for the comparable periods.
The top three grossing films for the six months in our  worldwide cinema circuit were “The Avengers,” “The Hunger Games,” and “The Lorax.”  These three films accounted for approximately 17.0% of our cinema box office revenue.
Additionally, our real estate segment revenue increased by $700,000 compared to the same period last year.  Our Australian and New Zealand real estate revenue increased primarily due to higher rents in 2012 compared to the same period in 2011 coupled with a year over year increase in the value of the New Zealand dollars compared to the U.S. dollar.  Also, our U.S. real estate revenue increased by $325,000 relating to improved results from our live theater operations.

As a percentage of revenue, operating expense at 78.1% of revenue in 2012 was generally flat compared to the 78.0% in 2011.

Depreciation expense decreased for the 2012 Six Months by $217,000 or 2.6% compared to the same period in 2011 due to certain Australian cinema assets coming to the end of their depreciable lives in 2011.

General and administrative expense decreased by $244,000 or 2.7%, primarily related to the same reasons noted above for the quarterly results.

Driven by the above factors, our operating income for the Six Months of 2012 increased by $1.3 million to $10.6 million compared to $9.3 million in the same period last year.

Net interest expense increased by $106,000 for the 2012 Six Months compared to the 2011 Six Months.  The increase in interest expense during the 2012 Six Months was primarily due to an increase in interest rates for our New Zealand debt in 2012 compared the same period in 2011 offset in part by a decrease in interest rates specifically from our Trust Preferred Securities.  Effective May 1, 2012, the interest rate changed from a fixed rate of 9.22%, which was in effect for the past five years, to a variable rate of 3 month LIBOR plus 4.00%, which will reset each quarter through the end of the loan.

For the Six Months of 2012, we recorded other income of $835,000, which consisted primarily of $812,000 in our equity earnings from unconsolidated entities. For the Six Months of 2011, we recorded other income of $707,000, which consisted primarily of $633,000 in our equity earnings from unconsolidated entities.

The 2012 Six Months income tax expense was $1.9 million compare to an income tax benefit of $13.1 million for the 2011 Six Months.  The year over year change primarily related to a one-time tax provision adjustment of $14.4 million discussed for the 2012 Quarter.

For the 2011 Quarter, we recorded a gain on the sale of a discontinued operation for our Elsternwick Cinema of $1.7 million that is included in our income from discontinued operations.

As a result of the above, we reported a net loss of $3,000 for the Six Months of 2012 compared to a net income of $15.0 million in 2011.

Our EBITDA(1) at $19.5 million for the 2012 Six Months was relatively flat compared to the $19.6 million for the 2011 Six Months.

Our adjusted EBITDA(1) for 2011 Six Months was $17.9 million after excluding:

•	the $1.7 million gain on sale of assets of our Elsternwick Cinema;

This resulted in a growth in our adjusted EBITDA(1) of $1.6 million or 8.9%, from the 2011 Six Months to the 2012 Six Months.

Balance Sheet and Liquidity

Our total assets at June 30, 2012 were $427.1 million compared to $430.8 million at December 31, 2011.  The currency exchange rates for Australia and New Zealand as of June 30, 2012 were $1.0236 and $0.8027, respectively, and as of December 31, 2011, these rates were $1.0251 and $0.7805, respectively.  As a result, there was an increase in the value of the New Zealand dollar compared to the U.S. dollar, while there was only a nominal change in the Australian dollar compared to the U.S. dollar on the balance sheet at June 30, 2012 compared to December 31, 2011.

On February 8, 2012, we received an approved amendment from Westpac renewing our existing $36.9 million (NZ$45.0 million) New Zealand credit facility with a 3-year credit facility.  The renewed facility calls for a decrease in the overall facility by $4.1 million ($5.0 million) to $32.8 million (NZ$40.0 million) credit facility and an increase in the facility margin of 0.55% to 2.0%.  No other significant changes to the facility were made.

On June 28, 2012, Sutton Hill Properties LLC (“SHP”), one of our consolidated subsidiaries, paid off its Eurohypo AG, New York Branch loan with a new $15.0 million term loan (the “Sovereign Bank Loan”) from Sovereign Bank, N.A.  The Sovereign Bank Loan has a one-year term ending on June 27, 2013, with a one year extension option to June 26, 2014 subject to an extension fee equal to 1% of the ending principal balance and a compliance requirement with certain special covenants.  The terms of the Sovereign Bank Loan require interest only payments at LIBOR plus a 5.00% margin to be calculated and paid monthly.  This loan is secured by SHP’s interest in the Cinemas 1, 2, & 3 land and building.  The Sovereign Bank Loan covenants include maintaining a loan to value ratio of at least 50% of fair market value and an 11% debt yield (with a numerator of the cash available for debt service and a denominator of the outstanding principal balance of the loan). SHP is owned 75% by Reading and 25% by Sutton Hill Capital, LLC, a joint venture indirectly wholly owned by Mr. James J. Cotter, our Chairman and Chief Executive Officer, and an unrelated third party.  The Sovereign Bank Loan is further secured by a guaranty provided by Reading International, Inc. and by its noncontrolling interest partner, Sutton Hill Capital, LLC.

At June 30, 2012, we had undrawn funds of $10.2 million (AU$10.0 million) available under our NAB line of credit in Australia, $9.6 million (NZ$12.0 million) available under our renewed New Zealand Corporate Credit facility, and $5.0 million available under our GE Capital revolving loan credit facility in the U.S.  Accordingly, we believe that we have sufficient borrowing capacity under our various credit facilities, together with our $22.7 million cash balance and $8.0 million of other investments, to meet our anticipated short-term working capital requirements.

Our working capital at June 30, 2012 shows a negative $17.8 million compared to a negative $25.5 million at December 31, 2011, primarily due to our live theatre loans being due on April 1, 2013.

Stockholders’ equity was $129.8 million at June 30, 2012 compared to $125.0 million at December 31, 2011, primarily related to a $2.8 million contribution of noncontrolling interest associated with Mr. James J. Cotter’s interest in the land purchased in Coachella, California and an increase in the New Zealand dollars compared to the U.S. dollar for the Six Months in 2012.

Based upon the current levels of the consolidated operations, further anticipated cost savings and future growth, we believe our cash on hand, our cash flow from operations, together with both the existing and anticipated lines-of-credit and other sources of liquidity, will be adequate to meet our anticipated requirements for interest payments and other debt service obligations, working capital, capital expenditures, and other operating needs.

Subsequent Event

Lake Taupo Property Sale Agreement

On July 20, 2012 we entered into an agreement to sell our Lake Taupo property for $3.9 million (NZ $4.9 million).  The transaction is subject to the satisfaction of several conditions.  Accordingly, no assurances can be given that the sale will ultimately be completed.   As of June 30, 2012, the property had a book value of $2.1 million (NZ$2.6 million) and is classified as held for sale on the accompanying balance sheet.  The results of operations from the Lake Taupo property have been included in continuing operations as the contributed revenue and net income from this property was not significant to the consolidated statements of operations for the three and six month periods ended June 30, 2012 and 2011.

About Reading International, Inc.

Reading International (http://www.readingrdi.com) is in the business of owning and operating cinemas and developing, owning and operating real estate assets.  Our business consists primarily of:

•	the development, ownership and operation of multiplex cinemas in the United States, Australia and New Zealand; and

•
the development, ownership, and operation of retail and commercial real estate in Australia, New Zealand, and the United States, including entertainment-themed retail centers (“ETRC”) in Australia and New Zealand and live theater assets in Manhattan and Chicago in the United States.

Reading manages its worldwide cinema business under various different brands:

•	in the United States, under the

o	Reading brand (http://www.readingcinemasus.com),

o	Angelika Film Center brand (http://www.angelikafilmcenter.com),

o	Consolidated Theatres brand (http://www.consolidatedtheatres.com),

o	City Cinemas brand (http://www.citycinemas.com),

o	Beekman Theatre brand (http://www.beekmantheatre.com),

o	The Paris Theatre brand (http://www.theparistheatre.com), and

o	Liberty Theatres brand (http://libertytheatresusa.com/);

•	in Australia, under the Reading brand (http://www.readingcinemas.com.au); and

•	in New Zealand, under the

o	Reading (http://www.readingcinemas.co.nz) and

o	Rialto (http://www.rialto.co.nz) brands.

Forward-Looking Statements

Our statements in this press release contain a variety of forward-looking statements as defined by the Securities Litigation Reform Act of 1995.  Forward-looking statements reflect only our expectations regarding future events and operating performance and necessarily speak only as of the date the information was prepared.  No guarantees can be given that our expectation will in fact be realized, in whole or in part.  You can recognize these statements by our use of words such as, by way of example, “may,” “will,” “expect,” “believe,” and “anticipate” or other similar terminology.

These forward-looking statements reflect our expectation after having considered a variety of risks and uncertainties.  However, they are necessarily the product of internal discussion and do not necessarily completely reflect the views of individual members of our Board of Directors or of our management team.  Individual Board members and individual members of our management team may have different views as to the risks and uncertainties involved, and may have different views as to future events or our operating performance.

Among the factors that could cause actual results to differ materially from those expressed in or underlying our forward-looking statements are the following:

•	With respect to our cinema operations:

o	The number and attractiveness to movie goers of the films released in future periods;

o	The amount of money spent by film distributors to promote their motion pictures;

o	The licensing fees and terms required by film distributors from motion picture exhibitors in order to exhibit their films;

o
The comparative attractiveness of motion pictures as a source of entertainment and willingness and/or ability of consumers (i) to spend their dollars on entertainment and (ii) to spend their entertainment dollars on movies in an outside the home environment; and

o
The extent to which we encounter competition from other cinema exhibitors, from other sources of outside of the home entertainment, and from inside the home entertainment options, such as “home theaters” and competitive film product distribution technology such as, by way of example, cable, satellite broadcast, DVD rentals and sales, and so called “movies on demand;”

•	With respect to our real estate development and operation activities:

o	The rental rates and capitalization rates applicable to the markets in which we operate and the quality of properties that we own;

o	The extent to which we can obtain on a timely basis the various land use approvals and entitlements needed to develop our properties;

o	the risks and uncertainties associated with real estate development;

o	The availability and cost of labor and materials;

o	Competition for development sites and tenants; and

o	The extent to which our cinemas can continue to serve as an anchor tenant which will, in turn, be influenced by the same factors as will influence generally the results of our cinema operations;

•
With respect to our operations generally as an international company involved in both the development and operation of cinemas and the development and operation of real estate; and previously engaged for many years in the railroad business in the United States:

o	Our ongoing access to borrowed funds and capital and the interest that must be paid on that debt and the returns that must be paid on such capital;

o	The relative values of the currency used in the countries in which we operate;

o	Changes in government regulation, including by way of example, the costs resulting from the implementation of the requirements of Sarbanes-Oxley;

o	Our labor relations and costs of labor (including future government requirements with respect to pension liabilities, disability insurance and health coverage, and vacations and leave);

o
 Our exposure from time to time to legal claims and to uninsurable risks such as those related to our historic railroad operations, including potential environmental claims and health related claims relating to alleged exposure to asbestos or other substances now or in the future recognized as being possible causes of cancer or other health-related problems;

o	Changes in future effective tax rates and the results of currently ongoing and future potential audits by taxing authorities having jurisdiction over our various companies; and

o	Changes in applicable accounting policies and practices.

The above list is not necessarily exhaustive, as business is by definition unpredictable and risky, and subject to influence by numerous factors outside of our control such as changes in government regulation or policy, competition, interest rates, supply, technological innovation, changes in consumer taste and fancy, weather, and the extent to which consumers in our markets have the economic wherewithal to spend money on beyond-the-home entertainment.

Given the variety and unpredictability of the factors that will ultimately influence our businesses and our results of operation,  no guarantees can be given that any of our forward-looking statements will ultimately prove to be correct.  Actual results will undoubtedly vary and there is no guarantee as to how our securities will perform either when considered in isolation or when compared to other securities or investment opportunities.

Finally,  we undertake no obligation to publicly update or to revise any of our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable law.  Accordingly, you should always note the date to which our forward-looking statements speak.

Additionally, certain of the presentations included in this press release may contain “pro forma” information or “non-US GAAP financial measures.”  In such case, a reconciliation of this information to our US GAAP financial statements will be made available in connection with such statements.

For more information, contact:

Andrzej Matyczynski, Chief Financial Officer
Reading International, Inc.  (213) 235-2240

(1) The Company defines EBITDA as net income (loss) before net interest expense, income tax benefit, depreciation, and amortization.  The company defines adjusted EBITDA as EBITDA adjusted for unusual or infrequent events or items that are of a non-cash nature.  EBITDA and adjusted EBITDA are presented solely as supplemental disclosures as we believe they are relevant and useful measures to compare operating results among our properties and competitors, as well as measurement tools for the evaluation of operating personnel.  EBITDA and adjusted EBITDA are not measures of financial performance under the promulgations of generally accepted accounting principles (“GAAP”).  EBITDA and adjusted EBITDA should not be considered in isolation from, or as substitutes for, net loss, operating loss or cash flows from operations determined in accordance with GAAP.  Finally, EBITDA and adjusted EBITDA are not calculated in the same manner by all companies and accordingly, may not be appropriate measures for comparing performance among different companies.  See the “Supplemental Data” table attached for a reconciliation of EBITDA to net income (loss).

Reading International, Inc. and Subsidiaries
Supplemental Data
Reconciliation of EBITDA to Net (Loss) Income
(dollars in thousands, except per share amounts)

Statements of Operations	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Revenue	$63,144	$67,173	$125,796	$121,416
Operating expense
Cinema/real estate	49,110	50,828	98,239	94,735
Depreciation and amortization	4,007	4,292	8,204	8,421
General and administrative	4,326	4,756	8,746	8,990

Operating income	5,701	7,297	10,607	9,270

Interest expense, net	(5,683)	(5,406)	(9,443)	(9,337)
Other income	467	360	835	707
Net (loss) on sale of assets	(2)	(68)	(2)	(68)
Income tax benefit (expense)	(259)	13,774	(1,884)	13,138
Income from discontinued operations, net of tax	--	1,656	--	1,656
Net income (loss) attributable to noncontrolling interest	15	(181)	(116)	(414)

Net income (loss)	$239	$17,432	$(3)	$14,952

Basic and diluted earnings (loss) per share	$0.01	$0.76	$0.00	$0.65

EBITDA*	$10,188	$13,356	$19,528	$19,572

EBITDA* change	$ (3,168)		$ (44)

*
EBITDA presented above is net loss adjusted for interest expense (net of interest income), income tax expense, depreciation and amortization expense, and an adjustment for discontinued operations (this includes interest expense and depreciation and amortization for the discontinued operations).

Reconciliation of EBITDA to the net loss is presented below:

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Net income (loss)	$239	$17,432	$(3)	$14,952
Add:Interest expense, net	5,683	5,406	9,443	9,337
Add:Income tax provision	259	(13,774)	1,884	(13,138)
Add:Depreciation and amortization	4,007	4,292	8,204	8,421

EBITDA	$10,188	$13,356	$19,528	$19,572

Reading International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(U.S. dollars in thousands, except per share amounts)
	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Operating revenue
Cinema	$57,988	$62,236	$115,390	$111,710
Real estate	5,156	4,937	10,406	9,706
Total operating revenue	63,144	67,173	125,796	121,416

Operating expense
Cinema	46,465	48,234	92,798	89,709
Real estate	2,645	2,594	5,441	5,026
Depreciation and amortization	4,007	4,292	8,204	8,421
General and administrative	4,326	4,756	8,746	8,990
Total operating expense	57,443	59,876	115,189	112,146

Operating income	5,701	7,297	10,607	9,270

Interest income	193	409	393	841
Interest expense	(5,876)	(5,815)	(9,836)	(10,178)
Net loss on sale of assets	(2)	(68)	(2)	(68)
Other expense	68	91	23	74
Income (loss) before income tax expense and equity earnings of unconsolidated joint ventures and entities	84	1,914	1,185	(61)
Income tax benefit (expense)	(259)	13,774	(1,884)	13,138
Income (loss) before equity earnings of unconsolidated joint ventures and entities	(175)	15,688	(699)	13,077
Equity earnings of unconsolidated joint ventures and entities	399	269	812	633
Income (loss) before discontinued operations	224	15,957	113	13,710
Gain on sale of discontinued operation	--	1,656	--	1,656
Net income	$224	$17,613	$113	$15,366
Net income (loss) attributable to noncontrolling interests	15	(181)	(116)	(414)
Net income attributable to Reading International, Inc. common shareholders	$239	$17,432	$(3)	$14,952
Basic and diluted income per common share attributable to Reading International, Inc. shareholders:
Earnings (loss) from continuing operations	$0.01	$0.69	$--	$0.58
Earnings from discontinued operations, net	--	0.07	--	0.07
Basic and diluted income (loss) per share attributable to Reading International, Inc. shareholders	$0.01	$0.76	$--	$0.65
Weighted average number of shares outstanding – basic	23,009,209	22,789,718	22,969,392	22,749,202
Weighted average number of shares outstanding – diluted	23,177,815	22,960,713	22,969,392	22,920,198

Reading International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(U.S. dollars in thousands)
	June 30, 2012	December 31, 2011
ASSETS
Current Assets:
Cash and cash equivalents	$22,678	$31,597
Time Deposits	8,000	--
Receivables	6,762	6,973
Inventory	758	1,035
Investment in marketable securities	49	2,874
Restricted cash	2,377	2,379
Deferred tax asset	3,525	1,985
Prepaid and other current assets	3,893	3,781
Assets held for sale	2,100	1,848
Total current assets	50,142	52,472

Property held for and under development	95,817	91,698
Property & equipment, net	211,640	215,428
Investment in unconsolidated joint ventures and entities	7,648	7,839
Investment in Reading International Trust I	838	838
Goodwill	22,536	22,277
Intangible assets, net	16,817	17,999
Deferred tax asset, net	10,468	12,399
Other assets	11,151	9,814
Total assets	$427,057	$430,764

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$16,645	$16,905
Film rent payable	5,948	6,162
Notes payable – current portion	21,795	29,630
Taxes payable	14,638	14,858
Deferred current revenue	8,707	10,271
Other current liabilities	204	137
Total current liabilities	67,937	77,963

Notes payable – long-term portion	144,914	143,071
Notes payable to related party – long-term portion	9,000	9,000
Subordinated debt	27,913	27,913
Noncurrent tax liabilities	10,508	12,191
Other liabilities	36,955	35,639
Total liabilities	297,227	305,777
Commitments and contingencies
Stockholders’ equity:
Class A non-voting common stock, par value $0.01, 100,000,000 shares authorized,
31,936,123 issued and 21,571,953 outstanding at June 30, 2012 and 31,675,518
issued and 21,311,348 outstanding at December 31, 2011	221	220
Class B voting common stock, par value $0.01, 20,000,000 shares authorized and
1,495,490 issued and outstanding at June 30, 2012 and at December 31, 2011	15	15
Nonvoting preferred stock, par value $0.01, 12,000 shares authorized and no issued
or outstanding shares at June 30, 2011 and December 31, 2011	--	--
Additional paid-in capital	135,691	135,171
Accumulated deficit	(66,082)	(66,079)
Treasury shares	(4,512)	(4,512)
Accumulated other comprehensive income	59,875	58,937
Total Reading International, Inc. stockholders’ equity	125,208	123,752
Noncontrolling interests	4,622	1,235
Total stockholders’ equity	129,830	124,987
Total liabilities and stockholders’ equity	$427,057	$430,764